EXHIBIT 16



                         Letter from Arthur Andersen LLP
                    to the Securities and Exchange Commission
                               dated June 14, 2002



June 14, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated June 14, 2002 of VCA Antech, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,


/S/ ARTHUR ANDERSEN LLP
------------------------
Arthur Andersen LLP


cc:  Mr. Tomas Fuller, Chief Financial Officer, VCA Antech, Inc.